                                  SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934

Filed by the Registrant [X]

Filed by a Party Other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement                   [_] Confidential, for Use of
                                                     the Commission Only (as
                                                     permitted by Rule 14a-
                                                     6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                ZIFF-DAVIS INC.
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:
     $

  (5) Total fee paid:
     $

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount previously paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                            [LOGO] ZIFF-DAVIS INC.

                                ZIFF-DAVIS INC.
                              28 EAST 28TH STREET
                            NEW YORK, NEW YORK 10016
                                                                  April 27, 1999
Dear Stockholder:
  We invite you to attend the 1999 Annual Meeting of Stockholders of Ziff-Davis Inc. to be held at 9:00 a.m., Eastern Standard Time, on May 27, 1999 at 28 East 28th Street, New York, New York 10016. At the Annual Meeting we will elect three directors and act upon the selection of PricewaterhouseCoopers LLP as independent accountants. There will also be a report on Ziff-Davis Inc.'s business and stockholders will have an opportunity to ask questions.

  It is important that your shares be represented whether or not you are able to attend in person. I urge you to specify your choices on the matters presented by filling in the appropriate boxes on the enclosed proxy card and returning it promptly. If you attend the meeting and prefer to vote in person, you may do so even if you have returned your proxy card.

  Thank you for your cooperation and continued support and interest in Ziff-Davis Inc. For further information about the Annual Meeting, please call
J. Malcolm Morris at (212) 503-3500.

                                                        Sincerely yours,

                                                        /s/ Eric Hippeau

                                                        Eric Hippeau
                                                        Chairman

                                ZIFF-DAVIS INC.
                              28 EAST 28TH STREET
                            NEW YORK, NEW YORK 10016

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 27, 1999

TO THE STOCKHOLDERS OF
ZIFF-DAVIS INC.:

  The 1999 Annual Meeting of Stockholders of Ziff-Davis Inc. will be held at 9:00 a.m., Eastern Standard Time, on May 27, 1999, at 28 East 28th Street, New York, New York 10016, for the following purposes:

    1. To elect three directors.

    2. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending December 31, 1999.

    3. To transact such other business as may properly come before the meeting.

  A Proxy Statement describing the matters to be considered at the Annual Meeting is attached to this notice. Only stockholders of record at the close of business on April 20, 1999 will be entitled to vote at the meeting.

  You may attend the meeting in person or complete, date, sign and return the enclosed proxy.

                         By order of the board of directors,

                         /s/ J. Malcolm Morris

                         J. Malcolm Morris
                         Secretary

New York, New York
April 27, 1999

                               TABLE OF CONTENTS

GENERAL INFORMATION........................................................   1
VOTING.....................................................................   1
  Who Can Vote.............................................................   1
  Voting Rights of ZD Stock and ZDNet Stock................................   2
  How to Vote..............................................................   2
  Quorum and Vote Necessary for Action.....................................   3
  No Appraisal Rights......................................................   3
DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.........................   4
  Biographies of Directors.................................................   4
  Biographies of Executive Officers........................................   7
  Section 16(a) Beneficial Ownership Reporting Compliance..................   9
  Limitations on Liability and Indemnification of Officers and Directors...  10
EXECUTIVE COMPENSATION.....................................................  12
  Summary Compensation Table...............................................  12
  Option Grants and Exercises in 1998......................................  13
  Ten-Year Option/SAR Repricings...........................................  15
  Board Structure..........................................................  16
  Committees of the Board..................................................  16
  Compensation Committee Interlocks and Insider Participation..............  17
  Report of the Compensation Committee on Executive Compensation and
    Repricing of Options...................................................  17
  Compensation of Directors................................................  21
  Incentive Compensation Plan..............................................  23
  Employee Stock Purchase Plan.............................................  28
  Softbank Executive Stock Option Plans....................................  29
  Employment Agreements....................................................  29
STOCK PERFORMANCE GRAPH....................................................  33
CERTAIN RELATIONSHIPS WITH OUR MAJORITY STOCKHOLDERS AND RELATED
  TRANSACTIONS.............................................................  34
  Arrangements Between Majority Stockholders and Ziff-Davis Inc. ..........  34
  The Reorganization.......................................................  35
  Certain Related Party Transactions.......................................  36
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............  41
  Principal Stockholders...................................................  41
  Directors and Officers...................................................  42
PROPOSAL 1--ELECTION OF CLASS I DIRECTORS..................................  43
PROPOSAL 2--RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS.........  43
MANNER AND EXPENSES OF SOLICITING PROXIES..................................  43
STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING..............................  44
OTHER MATTERS..............................................................  45

                                PROXY STATEMENT

                            ----------------------

                                ZIFF-DAVIS INC.

                            ----------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 27, 1999

                              GENERAL INFORMATION

  The board of directors of Ziff-Davis Inc. (the "Board") is soliciting proxies on behalf of Ziff-Davis Inc. to be used at the 1999 Annual Meeting of Stockholders to be held at 9:00 a.m., Eastern Standard Time, on May 27, 1999 at 28 East 28th Street, New York, New York 10016. At the Annual Meeting we will elect three directors and ratify the selection of PricewaterhouseCoopers LLP ("PriceWaterhouseCoopers") as independent accountants for the fiscal year ending December 31, 1999. On April 27, 1999, we will begin sending this Proxy Statement, the attached Notice of Annual Meeting, and the enclosed proxy card to all stockholders entitled to vote. We are also sending along with this Proxy Statement, the Ziff-Davis Inc. 1998 Annual Report, which includes our financial statements.

  Our principal executive offices are located at 28 East 28th Street, New York, New York 10016.

  The date of this Proxy Statement is April 27, 1999. We are first sending this Proxy Statement to Stockholders on or about that date.

                                     VOTING

Who Can Vote

  Stockholders who owned Ziff-Davis Inc. common stock at the close of business on April 20, 1999 are entitled to vote at the Annual Meeting. On this record date, there were 103,158,971 shares of Ziff-Davis Inc.--ZD Common Stock, par value $.01 per share ("ZD Stock") issued and outstanding, and 12,100,000 shares of Ziff-Davis Inc.--ZDNet Common Stock, par value $.01 per share ("ZDNet Stock"), issued and outstanding. Holders of ZD Stock and ZDNet Stock will vote together as a single class on all business before the Annual Meeting.

Voting Rights of ZD Stock and ZDNet Stock

  Holders of ZD Stock shall be entitled to one vote per share of ZD Stock held and holders of ZDNet Stock shall be entitled to a number of votes per share of ZDNet Stock held (calculated to the nearest five decimal places) equal to the average market value of a share of ZDNet Stock divided by the average market value of a share of ZD Stock over a specified period prior to the record date. For more information on the relative voting rights of holders of ZD Stock and ZDNet Stock, see our amended and restated charter which is filed as an exhibit to our Registration Statement on Form S-1 (Registration No. 333-69447).

How to Vote

  You can vote on matters that come before the meeting in two ways:

  .You can come to the Annual Meeting and vote there or

  . You can vote by signing and returning the enclosed proxy card. If you do so, the individuals named on the card as proxies will vote your shares as directed in the proxy card.

  If you sign and return the proxy card but do not make specific choices, we will vote your shares "FOR" the election of all nominees for director and "FOR" the ratification of the selection of PricewaterhouseCoopers as our independent accountants for 1999. If any other matters are presented for action at the meeting, we will vote your shares according to our best judgment. At the time this Proxy Statement was printed, we knew of no matters to be voted on at the Annual Meeting other than those discussed in this Proxy Statement.

  Eric Hippeau, Timothy C. O'Brien and J. Malcolm Morris have agreed to represent stockholders submitting properly executed proxy cards and to vote for the election of the nominees listed herein, unless otherwise directed by the authority granted or withheld on the proxy cards.

  You may revoke your proxy after you have signed and returned it at any time before the proxy is voted at the meeting. There are three ways to revoke your proxy:

  . You may send in another proxy card with a later date,

  . You may notify the Secretary of Ziff-Davis Inc. in writing before the Annual Meeting that you have revoked your proxy or

  . You may vote in person at the Annual Meeting.

  Whether or not you plan to attend the meeting in person, please fill in and sign the enclosed proxy card and return it promptly. If you do attend the meeting, you may vote your shares even though you have sent in your proxy card. However, simply attending the meeting will not revoke your proxy if you do not vote at the meeting.

Quorum and Vote Necessary for Action

  A quorum of stockholders is necessary to hold a valid meeting. A majority of the outstanding shares, present in person or represented by proxy, constitutes a quorum. If you have returned a properly signed proxy card, you will be considered present at the meeting and part of the quorum. Abstentions are counted as shares present at the meeting in determining whether a quorum exists, and have the effect of a "NO" vote on matters other than electing directors.

  Under the rules of the New York Stock Exchange, if your broker holds your shares in its name (or "street" name) the broker may vote on the election of directors and ratification of auditors even if it does not receive your instructions. Under the Delaware General Corporation Law ("DGCL") proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions on how to vote on those proposals (so-called "broker non-votes") are not considered present at the meeting and will not affect the outcome of votes taken as the meeting. However, because these shares do not count as "shares present," they reduce the number of affirmative votes needed for approval of a proposal. Broker non-votes will have the effect of a "no" vote on proposals that require approval by a majority of all outstanding shares.

  Directors are elected by a plurality vote of shares present at the meeting, meaning that the nominee with the most affirmative votes for a particular seat is elected for that slot. If you do not vote for a particular nominee, or if you indicate "withhold authority to vote" for a particular nominee on your proxy card, your vote will not count either "for" or "against" the nominee. A broker non-vote will also have no effect on the outcome of an uncontested election of directors because only a plurality of votes actually cast is required to elect a director.

  The affirmative vote of a majority of the shares present at the meeting is required to ratify the selection of the independent accountants. If you abstain from voting, it has the effect of a "NO" vote on this proposal.

No Appraisal Rights

  Under the DGCL, you will not have any appraisal rights in connection with the actions to be taken at the Annual Meeting.

               DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

  Name                   Age Position
  ----                   --- --------
Eric Hippeau............  47 Chairman, Chief Executive Officer, Director
Jason E. Chudnofsky.....  55 President, Chief Executive Officer, ZD Events, Director
Timothy C. O'Brien......  50 Chief Financial Officer, Director
Daniel L. Rosensweig....  38 President, Chief Executive Officer, ZDNet, Director
Barry D. Briggs.........  43 Vice President, Advertising Sales and Marketing, ZDNet
Robert G. Brown.........  52 President, ZD Market Intelligence
Massimo De Nadai........  43 Vice President, Business Operations, ZDNet
Daniel B. Farber........  48 Vice President, Editor in Chief, ZDNet
Terri S. Holbrooke......  43 President, ZD Brand & Market Services
J. Malcolm Morris.......  56 Senior Vice President, General Counsel
Mark D. Moyer...........  39 Vice President and Controller
Daryl R. Otte...........  37 Senior Vice President, Development and Planning
Michael S. Perlis.......  46 President, ZD Publishing
Alan Phillips...........  40 Vice President, Internet Operations and Technology, ZDNet
Claude P. Sheer.........  48 Chief Internet Strategist
Robert C. Smahl.........  36 Vice President, Audience Development, ZDNet
Larry Wangberg..........  56 President, Chief Executive Officer, ZDTV
Thomas L. Wright........  40 Vice President, Treasurer
Masayoshi Son...........  40 Director
Yoshitaka Kitao.........  47 Director
Ronald D. Fisher........  51 Director
Jonathan D. Lazarus.....  48 Director
Jerry Yang..............  30 Director

Biographies Of Directors

  Set forth below is the biography of each of the nominees for Class I directors and each of the continuing Class II and Class III directors, all of whom have been a director of Ziff-Davis Inc. since our initial public offering in April 1998 except for Daniel L. Rosensweig, who was elected by the Class III directors on February 10, 1999 to fill the vacancy created by the resignation of Claude P. Sheer as director on January 31, 1999.

 Nominees for Class I Directors--Term Expires in 2002

  Jason E. Chudnofsky. Jason E. Chudnofsky has been President of ZD Events since October 1997. He has been a director of Ziff-Davis Inc. since 1998 and his current term will expire in 1999. From 1988 to 1997, Mr. Chudnofsky was

President of the Trade Show Division of The Interface Group which was renamed SOFTBANK COMDEX when that division was acquired by Softbank in 1995. In addition, Mr. Chudnofsky served as President and Chief Executive Officer of the Sands Expo and Convention Center Division from 1990 to 1995. Mr. Chudnofsky has over 15 years of experience in the exposition, trade show and conference industry.

  Ronald D. Fisher. Ronald D. Fisher has been the Vice Chairman of SOFTBANK Holdings Inc. ("SOFTBANK Holdings") since 1995 and the Vice Chairman of SOFTBANK America Inc. ("SOFTBANK America") since 1998. Mr. Fisher has been a director of Ziff-Davis Inc. since 1998 and his current term will expire in 1999. From 1990 to 1995, Mr. Fisher was the Chief Executive Officer of Phoenix Technologies Ltd., a leading developer and marketer of system software products for personal computers. From 1984 through 1989, Mr. Fisher was the President of Interactive Systems Corporation. His prior experience also includes senior management positions at Visicorp, TRW and ICL (USA). In addition to being a Board member of SOFTBANK Corp., Mr. Fisher serves on the board of directors of Phoenix Technologies Ltd., Segue Software Inc. and Message Media Inc.

  Jonathan D. Lazarus. Jonathan D. Lazarus has been a director of Ziff-Davis Inc. since 1998 and his current term expires in 1999. Mr. Lazarus was with Microsoft Corporation from 1985 through 1996, in a series of executive positions serving most recently as Vice President, Strategic Relations. Mr. Lazarus serves on the board of directors of HomeGrocer.com, Liquid Audio, NetGravity and Vision Solutions. Mr. Lazarus has served as an advisor to Microsoft Corporation, the Universal Studios New Media Group and ZDTV.

 Class II Directors Continuing in Office--Term Expires in 2000

  Yoshitaka Kitao. Yoshitaka Kitao has been Executive Vice President and Chief Financial Officer of SOFTBANK Corp. since 1995. Mr. Kitao has been a director of Ziff-Davis Inc. since 1998 and his current term will expire in 2000. Mr. Kitao has been President and Chief Executive Officer of SoftVenture Capital Inc. since 1996, SOFTBANK Ventures Inc. since 1996 and SOFTBANK Contents Partners Corporation since 1997. Since 1997, Mr. Kitao has been President of Cybercash KK and a Director of Trendmicro Inc. Previously, Mr. Kitao served as Director of Nomura Wasserstein Perella Co., Ltd. from 1992 to 1993, Managing Director of Wasserstein Perella & Co., Inc. from 1989 to 1992 and was the General Manager for the Nomura Securities Co., Ltd.'s Corporate Finance and Services Dept. from 1992 to 1995.

  Timothy C. O'Brien. Timothy C. O'Brien has been Vice President and
Chief Financial Officer of Ziff-Davis Inc. since 1998 and of ZD Inc. since
1995.

Mr. O'Brien has been a director of Ziff-Davis Inc. since 1998 and his current term will expire in 2000. From 1985 to 1994, Mr. O'Brien was Chief Financial Officer of Reed Elsevier Inc. and Reed Publishing USA. From 1992 to 1994, he was also Executive Vice President of Cahners Publishing Company which he joined in 1980. From 1970 to 1980, Mr. O'Brien was employed by Price Waterhouse LLP.

  Jerry Yang. Jerry Yang has been a director of Ziff-Davis Inc. since 1998 and his current term expires in 2000. Mr. Yang co-founded Yahoo! Inc. in 1995 and has served as an officer and a member of the board of directors of Yahoo! Inc. since March 1995. Mr. Yang co-developed Yahoo! Inc. in 1994 while he was working towards his Ph.D. in electrical engineering at Stanford University.

 Class III Directors Continuing in Office--Term Expires in 2001

  Eric Hippeau. Eric Hippeau has been Chairman and Chief Executive Officer of Ziff-Davis Inc. since 1998 and of ZD Inc. since 1993. Mr. Hippeau has been a director of Ziff-Davis Inc. since 1998 and his current term will expire in 2001. He joined ZD Inc. in 1989 as Publisher of PC Magazine, was named Executive Vice President of ZD Inc. in 1990, and President and Chief Operating Officer in February 1991. Prior to joining ZD Inc., Mr. Hippeau held a number of positions with IDG, including Vice President of computer publications in Latin America and Publisher of IDG's InfoWorld magazine. Mr. Hippeau is currently a Director of GeoCities, Frontier Corporation, SOFTBANK Corp., Yahoo! Inc. and Starwood Hotels and Resorts Worldwide, Inc.

  Daniel L. Rosensweig. Daniel L. Rosensweig has been President and Chief Executive Officer of ZDNet since January 1999 and President of ZDNet since 1997. From 1996 to 1997, Mr. Rosensweig served as Executive Vice President of ZD Inc.'s Internet Publishing Group. Mr. Rosensweig has been a director of Ziff-Davis Inc. since February 1999 and his current term will expire in 2001. From 1995 to 1996, Mr. Rosensweig was Vice President and Publisher of PC Magazine, and, from 1994 to 1995, was Publisher of PC Magazine. Since joining ZD Inc. in 1983, Mr. Rosensweig has also held a number of positions, including Associate Publisher positions at PC Magazine, Computer Shopper and PC Sources. In addition, Mr. Rosensweig currently is a director of Deja News, Inc.

  Masayoshi Son. Masayoshi Son has been President and Chief Executive Officer of SOFTBANK Corp. since 1981. Mr. Son has been a director of Ziff-Davis Inc. since 1998 and his current term will expire in 2001. Mr. Son has been President and Chief Executive Officer of Mediabank Corporation since 1994 and GeoCities Japan Corporation since 1997 and was President and Chief Executive Officer of Japan Sky Broadcasting Co. Ltd., from 1996 to 1998 and SOFTBANK Networks Corporation from 1997 to 1998. In addition, Mr. Son currently serves as a Director of PASONABANK Inc., Yahoo! Japan Corporation and E*Trade Group, Inc. and as a Representative Director of Cisco Systems Inc.

Biographies of Executive Officers

  Set forth below is the biography of each of our current executive officers each of whom has been an executive officer of Ziff-Davis Inc. since our initial public offering in April 1998 unless otherwise noted.

  Barry D. Briggs. Barry D. Briggs has been Vice President, Advertising Sales and Marketing of ZDNet since 1997. During his five years with Ziff-Davis Inc. he has served as Network Director of Corporate Sales, Associate Publisher of ComputerLife, and Publisher of FamilyPC. Prior to joining Ziff-Davis Inc., Mr. Briggs held a number of positions at Time Warner Inc., including Director of Marketing and Sales Development at Sports Illustrated, National Sales Manager for Time Magazine and Eastern Regional Director for all Time Inc.

  Robert G. Brown. Robert G. Brown has been President of ZD Market Intelligence since 1993. He joined ZD Inc. in 1992 as Vice President of Market Development. Prior to that time, from March 1988 to July 1992, Mr. Brown was founder and President of R.G. Brown & Associates, a direct marketing and management consulting company working with computer hardware and software companies. Mr. Brown was previously President of Quadram, a unit of Intelligent Systems, L.P., which manufactured and sold peripheral products to PC users.

  Massimo De Nadai. Massimo De Nadai has been Vice President, Business Operations of ZDNet since February 1999, having served as Director, Business Operations since November 1998 and is responsible for managing finance, administration, customer service and paid-content services. Mr. De Nadai has been associated with ZDNet since December 1991, holding a variety of positions in business management, business development and planning. Prior to joining ZDNet, Mr. De Nadai held positions in technical development, product management and general management at Cullinet Database Systems, which developed and marketed database management systems, development tools and packaged applications, Strategic Information, a former division of Ziff-Davis Inc., which developed packaged database management solutions for selected vertical markets, and Monchik-Weber Investment Systems, which developed, maintained and installed systems for brokerage and investment management organizations.

  Daniel B. Farber. Daniel B. Farber has been Vice President, Editor in Chief of ZDNet since 1996. During his ten years with Ziff-Davis Inc., Mr. Farber has also served as Vice President, Editor in Chief of PC Week and MacWeek. Prior to joining Ziff-Davis Inc., Mr. Farber held a number of editorial positions at IDG publications, including PC World and MacWorld.

 Terri S. Holbrooke. Terri S. Holbrooke has been President of ZD Brand & Market Services since July 1997. From October 1996 to July 1997, Ms. Holbrooke was Senior Vice President of Marketing for ZD Inc. From January 1996 to October 1996, Ms. Holbrooke was Vice President of SOFTBANK Exposition and Conference Company. From 1986 to 1995, Ms. Holbrooke held several executive marketing positions at Novell Inc., including Vice President of Worldwide Marketing Communications and Vice President of Strategic Planning.

  J. Malcolm Morris. J. Malcolm Morris has been Senior Vice President, General Counsel of Ziff-Davis Inc. since 1998, having previously served as Vice President, General Counsel of ZD Inc. since 1990. Mr. Morris joined ZD Inc. in 1980 as Assistant General Counsel. Prior to joining ZD Inc., Mr. Morris was engaged in the practice of law at the New York firm of Cleary, Gottlieb, Steen & Hamilton.

  Mark D. Moyer. Mark D. Moyer has been Vice President and Controller of Ziff-Davis Inc. since 1998 and of ZD Inc. since 1995. From 1990 to 1995, Mr. Moyer served in various financial management positions at both the divisional and corporate levels of the ITT Corporation. From 1984 to 1990, Mr. Moyer served in various finance management positions at both the divisional and corporate levels of Amax Inc. From 1981 to 1984, Mr. Moyer was employed by Arthur Young & Company, predecessor firm to Ernst & Young LLP.

  Daryl R. Otte. Daryl R. Otte has been Senior Vice President of Development and Planning for Ziff-Davis Inc. since 1998 and for ZD Inc. since 1997. From 1995 to 1997, Mr. Otte was Vice President of Planning. From 1989 to 1995, Mr. Otte held various corporate finance and planning positions at Reed Elsevier Inc., and its predecessors, including Vice President of Planning, Cahners Publishing Company, and Assistant to the Chief Financial Officer of Reed Publishing USA.

  Michael S. Perlis. Michael S. Perlis has been President of ZD Publishing since November 1998. From June 1996 to September 1998, Mr. Perlis was President and Chief Operating Officer of TVSM, the largest publisher of cable television listing and guidance publications. From 1994 to 1996, Mr. Perlis was Publisher of Gentleman's Quarterly. In previous posts, Mr. Perlis has served as Publisher and President of the Playboy Publishing Group, President and Chief Executive, International Data Group--Peterborough and Group Publisher, Rodale Press.

  Alan Phillips. Alan Phillips has been Vice President, Internet Operations and Technology of ZDNet since January 1998, having previously served as ZDNet's Director of Internet Operations and Technology since 1995. Prior to joining Ziff-Davis Inc., Mr. Phillips was President and CEO of Instant Information, Inc., a leading provider of enhanced fax services from 1990 to 1994. Prior to 1990, Mr. Phillips held several executive positions at Information Marketing Businesses, Inc., now owned by Simplex, which develops and markets labor management software, Tekscan, Inc., which develops, manufactures and markets proprietary sensor technology, and Data Resources, Inc., a McGraw-Hill company, which focuses on consulting and forecasting industry economic indices.

  Robert C. Smahl. Robert C. Smahl has been Vice President, Audience Development of ZDNet since September 1997. Prior to joining ZDNet, Mr. Smahl served as General Manager of Windows NT Intranet Solutions at ZD Expos where he worked in various roles from 1993 to 1997. From 1985 to 1993, Mr. Smahl held a variety of positions within the circulation department of ZD Publishing.

  Claude P. Sheer. Claude P. Sheer has been Chief Internet Strategist of ZD Inc. since November 1998 and was President of ZD Publishing from December 1997 to November 1998. Mr. Sheer was a director of Ziff-Davis Inc. from 1998 until January 31, 1999. Mr. Sheer served in 1997 as President of U.S. Publications of ZD Inc. and in 1996 as President of the Business Media Group. Since joining ZD Inc. in 1980, Mr. Sheer has served in a number of positions including Publisher of PC Week and Group Vice President of Controlled Circulation Publications.

  Larry Wangberg. Larry Wangberg has been President and Chief Executive Officer of ZDTV since August 1997. From 1995 to 1997, Mr. Wangberg was Chairman and Chief Executive Officer of StarSight Telecast, Inc. From 1983 to 1995 Mr. Wangberg was with Times Mirror Cable Television, serving in a number of positions including Chairman and Chief Executive Officer and Senior Vice President and a member of the Management Committee of The Times Mirror Company. Mr. Wangberg has over 20 years experience in the cable television industry and has served as Chairman of the National Cable Association and Vice Chairman of the National Academy of Cable Programming.

  Thomas L. Wright. Thomas L. Wright has been Treasurer of Ziff-Davis Inc. since 1998 and of ZD Inc. since 1995. Mr. Wright has been Vice President and Treasurer of SOFTBANK Holdings Inc. since 1996. Prior to joining ZD Inc.,
Mr. Wright held various positions from 1986 to 1995 at Reliance Group Holdings, Inc., most recently as Vice President and Assistant Treasurer.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires Ziff-Davis Inc.'s officers and directors, and persons who own more than ten percent of a registered class of Ziff-Davis Inc.'s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the

New York Stock Exchange. Officers, directors and greater than ten percent beneficial owners are required by SEC regulation to furnish Ziff-Davis Inc. with copies of all Section 16(a) forms they file.

  Based on its review of the copies of such reports received by it, or written representations from certain reporting persons that no other reports were required for those persons, Ziff-Davis Inc. believes that during fiscal 1998, all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that an Initial Statement of Beneficial Ownership of Securities on Form 3 prepared on behalf of Michael Perlis to report his appointment as President of ZD Publishing and the securities owned by him was filed late, and that Forms 5 prepared on behalf of Robert Brown, Jason Chudnofsky, Ronald Fisher, Eric Hippeau, Terri Holbrooke,
J. Malcolm Morris, Mark Moyer, Timothy O'Brien, Daryl Otte, Dan Rosensweig, William Rosenthal, Claude Sheer, and Thomas Wright to report a repricing of Ziff-Davis Inc. options in September 1998 were filed late.

Limitations on Liability and Indemnification of Officers and Directors

  Section 102 of the DGCL authorizes a Delaware corporation to include a provision in its certificate of incorporation limiting or eliminating the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of the directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by such provision, directors are accountable to corporations or their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although Section 102 of the DGCL does not change a director's duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our charter and by-laws include provisions which limit or eliminate the personal liability of Ziff-Davis Inc.'s directors to the fullest extent permitted by Section 102 of the DGCL. Consequently, a director will not be personally liable to Ziff-Davis Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director, except for any breach of the directors' duty of loyalty to Ziff-Davis Inc. or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions and any transaction from which the director derived an improper personal benefit.

  Our by-laws provide that Ziff-Davis Inc. will indemnify to the full extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director, officer or employee of Ziff-Davis Inc. or serves or served at the request of Ziff-Davis Inc. any other enterprise as a director, officer or employee. Our by-laws provide that expenses, including attorneys' fees, incurred by any such person in defending any such action, suit or proceeding will be paid or reimbursed by Ziff-Davis Inc. promptly upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by Ziff-Davis Inc. The inclusion of these indemnification provisions in our by-laws is intended to enable Ziff-Davis Inc. to attract qualified persons to serve as directors and officers who might otherwise be reluctant to do so.

  The directors and officers of Ziff-Davis Inc. are insured under policies of insurance maintained by Ziff-Davis Inc., subject to the limits of such policies, against certain losses arising from any claim made against them by reason of being or having been such officers or directors. In addition to the protection available under our charter, by-laws and insurance policies, we have entered into agreements with Messrs. Lazarus and Yang to indemnify them to the fullest extent permitted by law against losses arising from any claim against them by reason of being or having been a director. In addition, the limited liability provisions in our charter and the indemnification provisions in our by-laws may discourage stockholders from bringing a lawsuit against directors for breach to their fiduciary duty (including breaches resulting from grossly negligent conduct) and may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise have benefitted Ziff-Davis Inc. and our stockholders. Furthermore, a stockholder's investment in Ziff-Davis Inc. may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers of Ziff-Davis Inc. pursuant to the indemnification provisions in our by-laws. The limited liability provisions in our charter will not limit the liability of directors under federal securities laws.

  Section 203 of the DGCL, and the provisions of our charter and by-laws described above, may make it more difficult for a third party to acquire or discourage bids for Ziff-Davis Inc. Section 203 and these provisions could have the effect of inhibiting attempts to change the membership of the Board.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

  The table below sets forth the compensation paid to, deferred or accrued for the benefit of, our Chief Executive Officer and each of the four other most highly compensated executive officers for services rendered in all capacities to Ziff-Davis Inc. during the last two fiscal years.

                                                             Long Term
                              Annual Compensation          Compensation
                            -------------------------- ---------------------
    Name and Principal                                 Securities Underlying     All Other
         Position           Year Salary($)    Bonus($)    Options (#)(1)     Compensation($)(2)
    ------------------      ---- ---------    -------- --------------------- ------------------
 Eric Hippeau............   1998 1,050,000(3)       0        1,665,032(4)          17,566
  Chairman and Chief
   Executive Officer        1997 1,350,000     14,063           31,000             17,566
 Jason E. Chudnofsky.....   1998   800,000    288,493          378,395(5)          95,023(6)
  President and Chief
   Executive Officer,       1997   800,000    300,000           10,000             28,269
    ZD Events
 Claude P. Sheer.........   1998   537,500     27,524          277,798(7)          17,866
  Chief Internet            1997   457,500    342,656            9,500             17,566
   Strategist
 Timothy C. O'Brien......   1998   485,833    136,163          312,988(8)          42,892
  Chief Financial Officer   1997   462,500    305,850            7,700             36,806
 Terri S. Holbrooke......   1998   430,000    137,993          193,410(9)          14,018
  President, ZD Brand &     1997   380,000    143,993            5,000              6,868
   Market Services

-----------
(1) The options granted in 1997 are options to purchase common stock of SOFTBANK Corp. under the SOFTBANK Group Executive Stock Option Plans (the "Softbank Options"). The options listed for 1998 include the Softbank Options granted in 1996 and 1997 which were repriced in 1998 to (Yen)4,000 (the "Repriced Softbank Options"). No additional Softbank Options were granted in 1998 to any of the persons named in the table above.
(2) All Other Compensation for 1998 reflects contributions to Ziff-Davis Inc.'s defined contribution plan, group term life insurance and reimbursement of certain medical expenses and housing costs.
(3) Reflects salary at an annual rate of $1,350,000 through April 30, 1998 and $900,000 thereafter.
(4) Includes options to purchase 860,000 shares of ZD Stock, options to purchase 560,000 shares of ZDNet Stock and 245,032 Repriced Softbank Options (including the 31,000 granted in 1997).
(5) Includes options to purchase 300,000 shares of ZD Stock, options to purchase 52,500 shares of ZDNet Stock and 25,895 Repriced Softbank Options (including the 10,000 granted in 1997).
(6) Includes a payment of $75,735 relating to the termination of a defined benefit plan.
(7) Includes options to purchase 200,000 shares of ZD Stock, options to purchase 52,500 shares of ZDNet Stock and 25,298 Repriced Softbank Options (including the 9,500 granted in 1997).
(8) Includes options to purchase 150,000 shares of ZD Stock, options to purchase 140,000 shares of ZDNet Stock and 22,988 Repriced Softbank Options (including the 7,700 granted in 1997).
(9) Includes options to purchase 135,000 shares of ZD Stock, options to purchase 52,500 shares of ZDNet Stock and 5,910 Repriced Softbank Options (including the 5,000 granted in 1997).

Option Grants and Exercises in 1998

  The following two tables summarize stock option grants to, and exercises by, each of the executive officers named in the Summary Compensation Table during 1998 and the value of the options held by them as of December 31, 1998.

                             Option Grants in 1998

                                      Percent of                                Potential Realized
                                        Total                                    Value at Assumed
                         Number of     Options                                Annual Rates of Stock
                         Securities   Granted to Exercise                     Price Appreciation for
                         Underlying   Employees  or Base                           Option Term
   Name and Principal      Option     in Fiscal   Price                       ----------------------
        Position         Granted(#)    Year(%)    ($/Sh)     Expiration Date    5%($)      10%($)
   ------------------    ----------   ---------- --------   ----------------- ---------- -----------
Eric Hippeau............  860,000(1)     12.7      6.00(2)      June 24, 2008  3,245,096   8,223,711
Chairman and Chief        560,000(3)      5.6      4.29     December 21, 2008  1,509,347   3,824,982
 Executive Officer        245,032(4)     24.6     31.03(5)  February 28, 2006  4,781,702  12,117,771
Jason E. Chudnofsky.....  300,000(1)      4.4      6.00(2)      June 24, 2008  1,132,010   2,868,736
President and Chief        52,500(3)       .5      4.29     December 21, 2008    141,501     358,592
 Executive Officer,        25,895(4)      2.6     31.03(5)  February 28, 2006    505,331   1,280,607
 ZD Events
Claude P. Sheer.........  200,000(1)      3.0      6.00(2)      June 24, 2008    754,674   1,912,491
Chief Internet             52,500(3)       .5      4.29     December 21, 2008    141,501     358,592
 Strategist                25,298(4)      2.5     31.03(5)  February 28, 2006    493,680   1,251,083
Timothy C. O'Brien......  150,000(1)      2.2      6.00(2)      June 24, 2008    566,005   1,434,368
Chief Financial Officer   140,000(3)      1.4      4.29     December 21, 2008    377,337     956,245
                           22,988(4)      2.3     31.03(5)  February 28, 2006    448,602   1,136,845
Terri S. Holbrooke......  135,000(1)      2.0      6.00(2)      June 24, 2008    509,405   1,290,931
President, ZD Brand &      52,500(3)       .5      4.29     December 21, 2008    141,501     358,592
 Market Services            5,910(4)       .6     31.03(5)  February 28, 2006    115,331     292,272

-----------
(1) Represents options to purchase shares of ZD Stock.
(2) ZD Stock options were repriced from $16.00 to $6.00 per share in 1998.
(3) Represents options to purchase shares of ZDNet Stock.
(4) Represents Repriced Softbank Options.
(5) Softbank Options were repriced from (Yen)9,170 and (Yen)7,500 to (Yen)4,000 per share in 1998; the exercise price per share is based on an assumed exchange rate of 128.90 (Yen)/USD, the exchange rate as of January 19, 1998, the date the Softbank Options were repriced.

     Aggregated Option Exercises in 1998 and Fiscal Year-End Option Values

                                                   Number of Securities Underlying              Value of Unexercised
                                                             Unexercised                       In-The-Money Options at
                                                   Options at Fiscal Year-End (#)                Fiscal Year-End($)
                            Shares                 -------------------------------------      -------------------------
   Name and Principal    Acquired On     Value
        Position         Exercise (#) Realized ($)  Exercisable          Unexercisable        Exercisable Unexercisable
   ------------------    ------------ ------------ --------------       ----------------      ----------- -------------
Eric Hippeau............      --            --                  --                 860,000(1)       --      8,438,750
Chairman and Chief            --            --                  --                 560,000(2)       --            --
 Executive Officer            --            --               28,062(3)             216,970(3)   694,849     5,372,438
Jason E. Chudnofsky.....      --            --                  --                 300,000(1)       --      2,943,750
President and Chief           --            --                  --                  52,500(2)       --            --
 Executive Officer, ZD        --            --                9,358(3)              16,537(3)   231,715       409,476
 Events
Claude P. Sheer.........      --            --                  --                 200,000(1)       --      1,962,500
Chief Internet                --            --                  --                  52,500(2)       --            --
 Strategist                 7,548(4)    133,788                 --                  17,750(3)       --        439,511
Timothy C. O'Brien......      --            --                  --                 150,000(1)       --      1,471,875
Chief Financial Officer       --            --                  --                 140,000(2)       --            --
                              --            --                7,005(3)              15,983(3)   173,452       395,758
Terri S. Holbrooke......      --            --                  --                 135,000(1)       --      1,324,688
President ZD Brand &          --            --                  --                  52,500(2)       --            --
 Market Services            1,325(4)     24,650                 --                   4,585(3)       --        113,500

-----------
(1) Represents options to purchase shares of ZD Stock.
(2) Represents options to purchase shares of ZDNet Stock.
(3) Represents Repriced Softbank Options.
(4) Represents shares of SOFTBANK Corp.

Ten-Year Option/SAR Repricings

  The following table sets forth information concerning the award of repriced options/SARs during the fiscal year ended December 31, 1998 to each of the executive officers named in the Summary Compensation Table. The repricing of options and SARs is described under the caption "Report of the Board of Directors and Compensation Committee on Executive Compensation".

                             Option Repricing Table

                                                                                          Length of
                                     Number of   Market Price   Exercise                   Original
                                     Securities  of Stock at    Price at                 Option Term
                                     Underlying    Time of      Time of                  Remaining at
                                    Options/SARs  Repricing    Repricing        New        Date of
  Name and Principal                Repriced or       or           or         Exercise    Repricing
        Position          Date        Amended    Amendment($) Amendment($)    Price($)   or Amendment
------------------------ -------    ------------ ------------ ------------    --------   ------------
Eric Hippeau............ 9/23/98(1)   860,000        6.00        16.00          6.00     9 yrs, 9 mos
Chairman and Chief       1/19/98(2)   245,032       31.03(3)     70.33(3)(4)   31.03(3)  8 yrs, 7 mos(5)
 Executive Officer
Jason E. Chudnofsky..... 9/23/98(1)   300,000        6.00        16.00          6.00     9 yrs, 9 mos
President and Chief      1/19/98(2)    25,895       31.03(3)     68.64(3)(4)   31.03(3)  8 yrs, 7 mos(5)
 Executive Officer,
 ZD Events
Claude P. Sheer......... 9/23/98(1)   200,000        6.00        16.00          6.00     9 yrs, 9 mos
Chief Internet           1/19/98(2)    25,298       31.03(3)     66.28(3)(4)   31.03(3)  8 yrs, 7 mos(5)
 Strategist
Timothy C. O'Brien...... 9/23/98(1)   150,000        6.00        16.00          6.00     9 yrs, 9 mos
Chief Financial Officer  1/19/98(2)    22,988       31.03(3)     66.80(3)(4)   31.03(3)  8 yrs, 7 mos(5)
Terri S. Holbrooke...... 9/23/98(1)   135,000        6.00        16.00          6.00     9 yrs, 9 mos
President ZD Brand &     1/19/98(2)     5,910       31.03(3)     59.01(3)(4)   31.03(3)  8 yrs, 7 mos(5)
 Market Services

-----------
(1) Represents options to purchase shares of ZD Stock.
(2) Represents Repriced Softbank Options.
(3) Softbank Options were repriced from (Yen)9,170 and (Yen)7,500 to (Yen)4,000 per share in 1998; the exercise price per share is based on an assumed exchange rate of 128.90 (Yen)/USD, the exchange rate as of January 19, 1998, the date the Softbank Options were repriced.
(4) Based on the weighted average of the exercise price of the grants of options in 1996 and 1997.
(5) Based on the average of the length of original option term remaining for the grants in 1996 and 1997.

Board Structure

  The Board oversees Ziff-Davis Inc.'s business and affairs and monitors the performance of management, but is not involved with day-to-day operations. The directors meet regularly with the Chairman, other key senior executives, and our independent accountants; read reports and other materials that we send them; and participate in Board and committee meetings. The Board met eight times during fiscal year 1998 and acted six times by unanimous written consent in lieu of a meeting.

  The Board currently consists of nine members. The Board intends to nominate for election one additional "independent director" within the meaning of the regulations of the NYSE. Our directors are currently elected annually by the stockholders to serve during the ensuing year or until their respective successors are duly elected and qualified. The Board is divided into three classes each of whose members serves for a staggered three-year term. Upon the expiration of the term of a class of directors, directors in such class are elected for three-year terms at the annual meeting of stockholders in the year in which such term expires. The terms of office for the Class I directors expire at this meeting. At this Annual Meeting, three nominees in Class I are up for election. These nominees are Jason E. Chudnofsky, Ronald D. Fisher and Jonathan D. Lazarus. Each of the nominees is now a member of the Board.

Committees of the Board

  The Board currently has two committees: an audit committee and a compensation committee. The audit committee currently consists of Messrs. Lazarus and Yang. The compensation committee currently consists of Messrs. Fisher, Lazarus and Yang.

  Our audit committee reviews and recommends to the Board, as it deems necessary, our internal accounting and financial controls and the accounting principles and auditing practices and procedures to be employed in preparation and review of our financial statements. Our audit committee makes recommendations to the Board concerning the engagement of independent public accountants and the scope of the audit to be undertaken by such accountants. PricewaterhouseCoopers presently serves as our independent accountants. The audit committee had one formal meeting during fiscal year 1998.

  Our compensation committee reviews and, as it deems appropriate, recommends to the Board policies, practices and procedures relating to the compensation of the officers and other managerial employees and the establishment and administration of employee benefit plans. The compensation committee also advises and consults with the officers of Ziff-Davis Inc. as may be requested regarding managerial personnel policies. A subcommittee of the compensation committee, the incentive plan committee, composed of Messrs. Yang and Lazarus, administers the 1998 Incentive Compensation Plan (the "Incentive Plan"). The compensation committee will have such additional powers and be granted additional authority as may be conferred upon it from time to time by the Board. The compensation committee met three times during fiscal year 1998.

Compensation Committee Interlocks and Insider Participation

  Each of Messrs. Fisher, Lazarus and Yang is independent of management. Mr. Fisher is the Vice Chairman of SOFTBANK America Inc., our majority stockholder, and Mr.Yang is a co-founder and Chief Yahoo of Yahoo! Inc., which is approximately 30.1% owned by SOFTBANK Corp. and its non-Ziff-Davis Inc. affiliates (together "Softbank"). Mr. Hippeau, Ziff-Davis Inc.'s chairman and chief executive officer, is a director and serves on the compensation committee of Yahoo! Inc. During 1996, 1997 and 1998, we incurred approximately $2 million, $1.6 million and $0.3 million, respectively, in advertising expenses with Yahoo! Inc.

Report of the Compensation Committee on Executive Compensation and Repricing of Options

  The compensation committee believes that Ziff-Davis Inc. is engaged in highly competitive businesses and must attract and retain qualified executives in order to be successful. Accordingly, the compensation policy for executive officers is designed: (1) to provide a total compensation package for officers that is competitive and enables Ziff-Davis Inc. to attract and retain key executive and employee talent needed to accomplish its business objectives and
(2) to directly link compensation to improvements in performance and increase in shareholder value as measured principally by the trading prices of Ziff-Davis Inc.'s common stock.

  Accordingly, executive compensation generally includes base salary, cash incentive bonus, health insurance and similar benefits, and the award of stock options.

  Base Salaries. Although several of the senior executive officers and Ziff-Davis Inc. are parties to employment agreements which set a base level of salary, the compensation committee reviews each senior executive officer's salary annually. In determining the appropriate salary levels, the compensation committee considers, among other factors, the officer's scope of responsibility, potential contribution to the company, and data on prevailing compensation levels in relevant markets. The compensation committee believes the current base levels of its senior executive officers appropriately reflect their levels of responsibility, performance and contribution and the compensation levels for comparable companies considered by the compensation committee.

  Incentive Bonuses. The compensation committee believes that cash incentive bonuses are generally important to motivate senior executive officers to achieve annual financial and strategic goals. As with base salaries, the employment agreements of key senior executive officers specify a specific level of annual incentive amount for which Ziff-Davis Inc. sets specific goals. The compensation committee believes that the incentive bonus levels for senior executive officers are appropriate in light of their responsibilities and key role in ensuring Ziff-Davis Inc. meets its annual targets.

  Stock Option Grants. Ziff-Davis Inc. provides for long-term equity compensation through Stock Options as a means to compensate and provide long term incentives for its executive officers. Under the Incentive Plan option exercise prices for officers are set at the stock's fair market value on the date of grant. Thus, the value of the stockholders' investment in Ziff-Davis Inc. must generally appreciate before an optionee receives any financial benefit from the option. Options granted to executive officers generally provide that they are exercisable over a period of several years after the date of grant.

  In determining the size of the stock option grants, the incentive plan committee considers various subjective factors primarily relating to the responsibilities of the individual officers, and also to their expected future contributions.

  The incentive plan committee also considers the fact that in the Internet economy in which Ziff-Davis Inc. focuses most of its business, stock options are an important part of executive compensation packages and are frequently offered in substantial amounts to attract experienced executives to join start-up and other less established businesses. The incentive plan committee believes that the officers of Ziff-Davis Inc. are especially attractive for recruitment by Internet businesses based upon Ziff-Davis Inc.'s expertise in technology both in creating high quality content and in creating revenue through the sale of advertising space to technology companies. It is the continuing experience of Ziff-Davis Inc. that its employees are recruited by Internet and other high tech companies. Accordingly the incentive plan committee considers data about the level of stock options awarded, not only in companies directly competitive with its businesses, but also in companies that seek to recruit its officers and employees.

  The incentive plan committee believes strongly that the future success of Ziff-Davis Inc. is dependent upon its retaining its highly experienced and skilled executives and managers and that stock options are an essential part of the total compensation package required to retain these executives and managers.

  Compensation of Chairman and Chief Executive Officer. The compensation committee has reviewed the compensation of Eric Hippeau for 1998 and 1999. The compensation committee believes that Mr. Hippeau's base salary of $900,000 continues to be appropriate in light of his responsibilities and achievements during 1998 including the commencement of the ZDNet initial public offering completed in early 1999. For 1998, Mr. Hippeau waived his right to any incentive bonus. That bonus would have been up to $600,000 assuming achievement of all targets. The compensation committee has agreed with Mr. Hippeau that his annual incentive bonus opportunity of up to $600,000 should be eliminated for 1999 and thereafter and that instead his incentive opportunity should be reflected in additional stock options which would reward Mr. Hippeau as the market price of Ziff-Davis common stock increases. Accordingly, on April 20, 1999, the incentive plan committee awarded Mr. Hippeau additional options in the amount of 160,000 shares of ZD Stock and 40,000 shares of ZDNet Stock. Mr. Hippeau has agreed to amend his employment agreement to eliminate the incentive bonus provision.

  Repricing of Options. On September 23, 1998, the incentive plan committee recommended to the Board that the options in Ziff-Davis Inc. shares granted prior to that date be repriced to $6, the fair market value of Ziff-Davis Inc. common stock on that date. The Board of Directors unanimously approved that recommendation.

  As set forth above, the incentive plan committee believes that the officers and key employees of Ziff-Davis Inc. are extremely experienced and skilled in technology businesses including those relating to the Internet. These officers and employees include not only those who work for Ziff-Davis Inc.'s online business, ZDNet, but also those in the other areas of Ziff-Davis Inc.'s businesses, all of which focus on technology and the Internet. During the period leading up to the repricing, Internet and technology companies attempted to recruit a number of key employees and were willing to grant substantial options to attract those persons. Accordingly, the incentive plan committee believed that the stock options previously granted at the level of $16.00 needed to be repriced to retain those employees.

  Deductibility of Compensation. Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to the Chief Executive Officer and any other of its four most highly compensated executive officers. However, compensation which qualifies as "performance-based" is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by shareholders.

  Having considered the requirements of Section 162(m), the compensation committee believes that the options granted under the Incentive Plan meet the requirements of 162(m).

                                       By the Compensation Committee
                                       of the Board of Directors

                                       Ronald Fisher
                                       Jonathan Lazarus
                                       Jerry Yang

Compensation of Directors

  Directors who are not executive officers or employees of Ziff-Davis Inc. or SOFTBANK Corp., SOFTBANK Holdings or SOFTBANK America receive an annual retainer of $25,000 for Board service and a fee of $2,000 for each meeting of the Board or any committee thereof attended.

  Directors of Ziff-Davis Inc. who are not employees of Ziff-Davis Inc., SOFTBANK Corp., SOFTBANK Holdings or SOFTBANK America automatically participate in the 1998 Non-Employee Directors' Stock Option Plan (the "Non-Employee Directors' Plan"). The Non-Employee Directors' Plan is administered by the compensation committee and is summarized below.

 Shares Reserved for Issuance

  The aggregate number of shares reserved for issuance under the Non-Employee Directors' Plan is 300,000 shares of common stock, regardless of series, subject to adjustment by the compensation committee in the event of any change in the outstanding shares of common stock by reason of any:

  . stock dividend or split,

  . recapitalization,

  . merger,

  . consolidation,

  . spinoff,

  . combination,

  . exchange of shares

  .  other corporate change or

  . distributions to common stockholders other than regular cash dividends.

  Shares subject to or underlying an option that expires unexercised, or is forfeited, terminated or canceled, or is paid in cash in lieu of common stock and shares that are tendered to pay for the exercise of an option will thereafter be available for grant under the Non-Employee Directors' Plan.

  Pursuant to the Non-Employee Directors' Plan, each non-employee director will receive upon election as a member of the Board an initial grant of stock options to purchase 15,000 shares of common stock which shall be composed of shares of ZD stock and shares of ZDNet stock in such proportion as determined by the committee administering the Non-Employee Directors' Plan; provided that:

  . each non-employee director who was on the Board on the date of the initial public offering of ZDNet stock received a grant of stock options to purchase 25,000 shares of ZDNet stock on the date of such offering at the initial public offering price which will vest and become exercisable with respect to 25% of the shares on December 31, 1999, and an additional 6.25% of the shares at the end of each three-month period thereafter and

  . each non-employee director who was on the Board on the date of the initial public offering of Ziff-Davis Inc.'s common stock in April 1998 received such initial grant in shares of Ziff-Davis Inc. common stock on the date of such initial public offering.

  On the date of each annual stockholders meeting thereafter, each non-employee director shall automatically receive an annual grant of stock options to purchase 7,500 additional shares of common stock which shall be composed of shares of ZD stock and shares of ZDNet stock in such proportion as determined by the committee administering the Non-Employee Directors' Plan.

  Except as otherwise provided with respect to the initial grant of options to purchase 25,000 shares of ZDNet stock, and unless otherwise determined by the committee administering the Non-Employee Directors' Plan, the terms of each stock option granted to a non-employee director will provide that:

  . the option price will be equal to 100% of the fair market value (as defined in the 1998 Incentive Compensation Plan) of the common stock on the date of grant,

  . such option will be exercisable for a period of 10 years following the date of grant,

  . such option will vest and become exercisable in five equal installments beginning on the first anniversary of the date of grant and

  . upon ceasing to be a non-employee director, such option will terminate except with respect to any portion of such option then exercisable, which portion will remain exercisable for a period of:

   . 90 days, if the termination as director resulted from any reason other than death, disability or cause or

   . one year, if the termination resulted from death or disability;

provided that, in the event the termination resulted from a removal for cause, such option will immediately terminate and no longer be exercisable to any extent; provided, further, that in no event will any such option remain exercisable past the remainder of its scheduled ten-year term.

 Change in Control

  Upon a change in control of Ziff-Davis Inc., each outstanding option will fully vest and become immediately exercisable in full. In addition, the compensation committee may provide in its sole discretion that upon a change in control of Ziff-Davis Inc., each non-employee director will be entitled to receive in cancellation of such non-employee director's outstanding and unexercised stock options, a cash payment in an amount equal to the difference between the option price of such stock options and:

  . in the event the change of control is the result of a tender offer or exchange offer for the common stock, the final offer price per share paid for the common stock, multiplied by the number of shares of common stock covered by such stock options or

  . in the event the change of control is the result of any other occurrence, the aggregate value of the common stock covered by such stock options, as determined by the compensation committee at such time.

 Amendment and Termination

  The Board may amend, suspend or terminate the Non-Employee Directors' Plan or any portion thereof at any time; provided that, no amendment shall be made:

  . without stockholder approval if such approval is necessary in order for the Non-Employee Directors' Plan to comply with any applicable law, regulation or stock exchange rule and

  . except in the case of a change in control of Ziff-Davis Inc., that would adversely affect the rights of any non-employee director under any outstanding option without such non-employee director's written consent.

Incentive Compensation Plan

 General

  Ziff-Davis Inc. has adopted the Incentive Plan to provide long-term incentives for its key employees and enhance stockholder value, the principal terms and conditions of which are set forth below.

  The Incentive Plan will be administered by the Board or the incentive compensation plan committee which (1) selects the participants and determines the type of awards and the number of shares or share units subject to awards and (2) interprets the Incentive Plan and makes all other determinations necessary or advisable for its administration.

  All employees and consultants of Ziff-Davis Inc. and our affiliates who have demonstrated significant management potential or the capacity for contributing substantially to the successful performance of Ziff-Davis Inc. and our affiliates, are eligible to be participants in the Incentive Plan. Awards may consist of stock awards, stock options (either incentive stock options within the meaning of Section 422 of the Code or nonstatutory stock options), stock appreciation rights, performance shares (which may be granted as performance share units) and restricted stock (which may be granted as restricted stock units).

  Under the Incentive Plan up to 23,000,000 shares of common stock (regardless of series) are available for issuance out of authorized and unissued shares or treasury shares, as the incentive compensation plan committee may from time to time determine, and up to an additional 327,500 shares are available out of outstanding shares of common stock to be supplied by Ziff-Davis Inc.'s majority stockholder in respect of awards of stock options granted to certain participants in connection with the cancellation of corresponding options to purchase stock of SOFTBANK Corp. For more information concerning options granted in connection with the cancellation of corresponding options to purchase stock of SOFTBANK Corp., see "Certain Relationships With Our Majority Stockholders and Related Transactions."

  In the event of any change in the outstanding shares by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination, exchange of shares, other corporate change or distributions to common stockholders other than regular cash dividends, the incentive compensation plan committee may make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind of shares of common stock or other securities issued pursuant to the Incentive Plan and to outstanding awards. Shares subject to an award that expires unexercised or is forfeited, terminated, canceled or paid in cash in lieu of common stock, and shares tendered to pay for the exercise of a stock option, will thereafter again be available for grant under the Incentive Plan.

  Each award under the Incentive Plan will be evidenced by an agreement setting forth the terms and conditions, as determined by the incentive compensation plan committee, which apply to such award. In the sole discretion of the incentive compensation plan committee, a participant may be permitted to defer the receipt of cash or common stock otherwise deliverable under any award.

 Stock Options

  The incentive compensation plan committee will establish the option price at the time each stock option is granted, which price will generally not be less than 100% of the fair market value of the common stock on the date of grant unless otherwise specifically determined by the incentive plan committee. Stock options will vest and become exercisable at a rate determined by the incentive compensation plan committee, and will remain exercisable for such period as specified by the incentive compensation plan committee. The award agreements in respect of options that are intended to qualify as incentive stock options will contain any additional provisions necessary to comply with the requirements of
Section 422 of the Code. In no event may any employee receive in any calendar year grants of stock options with respect to more than 1,000,000 shares of common stock; provided that, solely for the 1998 calendar year, no individual employee may receive grants of options with respect to more than 2,600,000 shares of common stock.

  The option price of each share as to which a stock option is exercised will be paid in full at the time of such exercise in cash, by tender of shares of common stock owned by the participant valued at fair market value, by a "sale to cover" broker transaction or other cashless exercise method permitted under Regulation T of the Federal Reserve Board, or by a combination of cash, shares of common stock and other consideration as the incentive compensation plan committee deems appropriate.

 Stock Appreciation Rights

  Stock Appreciation Rights ("SARs") may be granted in tandem with a stock option or may be unrelated to a stock option. SARs will vest and become exercisable at a rate determined by the incentive compensation plan committee, and will remain exercisable for such period as specified by the incentive compensation plan committee. SARs entitle holders to receive from Ziff-Davis Inc. an amount equal to the excess of the fair market value of a share of common stock on the exercise of the SAR over the fair market value of a share of common stock on the date of grant. The incentive compensation plan committee will determine in its sole discretion whether a SAR will be settled in cash, common stock or a combination thereof. In no event may any employee receive in any calendar year grants of SARs with respect to more than 500,000 shares of common stock.

 Performance Shares

  Performance shares may be granted in the form of actual shares of common stock or share units having a value equal to an identical number of shares of common stock. The performance conditions and the length of the performance period will be determined by the incentive compensation plan committee but in no event may a performance period be less than one year. The incentive compensation plan committee will determine in its sole discretion whether performance shares granted in the form of share units shall be paid in cash, common stock or a combination thereof.

  Unless the incentive compensation plan committee determines otherwise, awards of performance shares to a Covered Employee will be subject to performance conditions based on the achievement by Ziff-Davis Inc. of target levels of items such as consolidated net income, return on stockholders' equity, return on net assets or share price performance. For purposes of the Incentive Plan, a "Covered Employee" generally includes any employee that would be a covered employee within the meaning of Section 162(m) of the Code and any other employee of Ziff-Davis Inc. or its subsidiaries designated by the incentive compensation plan committee in its discretion. The maximum number of performance shares subject to any award to a Covered Employee is 500,000 for the first 12 months during the performance period and each 12-month period thereafter.

 Restricted Stock

  Restricted stock may be granted in the form of actual shares of common stock or share units having a value equal to an identical number of shares of common stock. The employment conditions and the length of the period for vesting of restricted stock will be established by the incentive compensation plan committee at time of grant, except that each restriction period will not be less than 12 months. During the restricted period, shares of restricted stock may not be sold, assigned, transferred or otherwise disposed of, or pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose as the incentive compensation plan committee determines. The incentive compensation plan committee will determine in its sole discretion whether restricted stock granted in the form of share units will be paid in cash, common stock or a combination thereof.

 Stock Awards

  In addition to awards of performance shares and restricted stock, awards of common stock may be granted under the Incentive Plan in the form of actual shares of common stock. Full ownership of such shares, whether issued in the form of a certificate or in book entry, including the right to vote and receive dividends, will immediately vest in such participant.

 Change in Control

  In the event of a Change in Control (as defined below): (1) all stock options will be fully vested and exercisable in full, (2) all SARs which have not been granted in tandem with stock options will become exercisable in full, (3) the restrictions applicable to all shares of restricted stock will lapse and such shares will be deemed fully vested and all restricted stock granted in the form of share units will be paid in cash, (4) all performance shares will be deemed to be earned at target level and (5) all performance shares granted in the form of share units will be paid in cash.

  For purposes of the Incentive Plan, "Change in Control" is generally defined as (1) a change in the majority of the Board except upon consent of the previous Board, (2) certain mergers, consolidations or similar corporate transactions in which Ziff-Davis Inc. is not the surviving corporation or entity or (3) a plan of complete liquidation or dissolution of Ziff-Davis Inc. or a sale of all or substantially all of Ziff-Davis Inc.'s assets that is approved by the stockholders of Ziff-Davis Inc.; provided that a Change in Control will not be deemed to occur under clause (2) if SOFTBANK Corp., directly or indirectly, is the beneficial owner of more than 25% of Ziff-Davis Inc.'s voting securities or of the voting securities of any surviving corporation, respectively.

 Amendment and Termination

  The Board may amend, suspend or terminate the Incentive Plan or any portion thereof at any time, provided that (1) no amendment will be made without stockholder approval (including an increase in the number of shares reserved for issuance under the Incentive Plan) if such approval is necessary in order for the Incentive Plan to comply with any applicable law, regulations or stock exchange rule and (2) except as otherwise provided under the cashout provisions in the event of a Change in Control, no amendment will be made that would adversely affect the rights of a participant under any award previously granted, without such participant's written consent.

 Effective Date

  The Incentive Plan has a term of 10 years from February 13, 1998, subject to earlier termination.

 Repricing

  On September 23, 1998, the incentive plan committee and the Board authorized the amendment of options granted under the Incentive Plan prior to that date including those granted on June 24, 1998. Pursuant to such amendment, the exercise price of such options was reduced from $16.00 to $6.00 (the closing price of our common stock on September 23, 1998), and the vesting schedule was amended to be delayed by three months after the dates on which the options were originally to become vested.

Employee Stock Purchase Plan

 General

  Ziff-Davis Inc. has adopted the 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan"), the principal terms and conditions of which are set forth below.

  The Stock Purchase Plan is intended to meet the applicable requirements of
Section 423 of the Code and will be administered by the compensation committee.

 Shares Subject to Plan

  The aggregate maximum number of shares of common stock (regardless of series) purchasable under the Stock Purchase Plan is 2,500,000, subject to adjustment by the compensation committee in its sole discretion in the event of any change in the outstanding shares of common stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination, exchange of shares, other corporate change or any distribution to common stockholders other than cash dividends. Upon the dissolution or liquidation of Ziff-Davis Inc., or upon a reorganization, merger or consolidation of Ziff-Davis Inc. as a result of which Ziff-Davis Inc. is not the surviving corporation, or upon a sale of substantially all of Ziff-Davis Inc.'s assets or a sale or distribution of a subsidiary of Ziff-Davis Inc., any affected participant will thereafter be entitled to receive, for each share of common stock subject to such participant's option, the cash, securities and/or property which a holder of one share of common stock was entitled to receive upon and at the time of such transaction.

 Option to Purchase

  Under the Stock Purchase Plan, all full-time and certain part-time employees of Ziff-Davis Inc. who meet certain minimum service requirements will be eligible to purchase shares of common stock by means of payroll deductions. Eligible employees may elect to participate in offering periods by authorizing after-tax payroll deductions of between 1% and 10% (in whole percentages) of their base pay for the purchase of shares of common stock.

  The price at which shares of common stock will be purchased at the end of each purchase period will be the lesser of (1) 85% of the fair market value of a share of common stock on the first business day of such purchase period or
(2) 85% of the fair market value on the last business day of such purchase period. No participating employee will be entitled in any calendar year to purchase common stock having an aggregate fair market value as of the first business day in any purchase period in excess of $25,000.

 Amendment and Termination

  The Board may at any time terminate or amend the Stock Purchase Plan. No such termination will adversely affect options previously granted and no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. No amendment will be effective unless approved by the stockholders of Ziff-Davis Inc. if such stockholder approval of such amendment is required to comply with any law, regulation or stock exchange rule.

Softbank Executive Stock Option Plans

  The SOFTBANK Group Executive Stock Option Plans (the "Softbank Plans") authorize the grant of options to those officers, directors and key employees of Softbank as selected by a committee appointed by the board of directors of SOFTBANK Holdings. The Softbank Plans authorize the granting of options to purchase SOFTBANK Corp. common stock at not less than 100% of the closing market price on the date the option is granted. As of December 31, 1997, substantially all options granted become exercisable in various installments over the first six anniversaries of the date of grant and expire ten years after the date of grant.

  As of December 31, 1997, 966,986 options had been granted under the Softbank Plans. On January 19, 1998, the exercise price of all options was reset at
(Yen)4,000 per share, the market price of SOFTBANK Corp.'s common stock on that date.

  On January 29, 1999, Ziff-Davis Inc. granted options under the Incentive Plan to a number of employees in connection with the cancellation of corresponding options to purchase stock of SOFTBANK Corp. under the Softbank Plans.

Employment Agreements

 Eric Hippeau

  Ziff-Davis Inc. has entered into an employment agreement with Mr. Hippeau, dated as of April 1, 1998, pursuant to which Mr. Hippeau will serve as our Chairman and Chief Executive Officer through March 31, 2004. Pursuant to this agreement, Mr. Hippeau will receive an annual base salary of not less than $900,000. Under his employment agreement Mr. Hippeau was also entitled to receive an annual incentive bonus of not less than $600,000, as determined by a compensation committee assuming the achievement of performance targets.
Mr. Hippeau has waived his right to any incentive bonus for 1998 and has agreed to forego any incentive bonus for future years. Pursuant to the Incentive Plan, in 1998 we granted Mr. Hippeau options to acquire up to 860,000 shares of ZD Stock (of which 430,000 shares are based upon the achievement of certain performance targets) and options to acquire up to 560,000 shares of ZDNet Stock. In 1999, we have granted Mr. Hippeau options to acquire 160,000 shares of ZD Stock and 40,000 shares of ZDNet Stock.

  Upon certain terminations of employment, we will pay Mr. Hippeau his base salary plus his average incentive bonus for the preceding two years for a period ending on the later of the date that is two years after the date of termination or March 31, 2001. In the event that Mr. Hippeau's employment is terminated in connection with a Change of Control, Ziff-Davis Inc. will pay Mr. Hippeau an amount which, on an after-tax basis, will equal any excise tax imposed by Section 4999 of the Code as a result of payments made under the agreement.

 Jason Chudnofsky

  We have entered into an employment agreement with Mr. Chudnofsky, dated as of April 1, 1998, pursuant to which Mr. Chudnofsky will serve as the President and Chief Executive Officer of ZD Events Inc. through March 31, 2001. Pursuant to this agreement, Mr. Chudnofsky will receive an annual base salary of not less than $800,000 and an annual incentive bonus of $300,000, subject to adjustment and assuming the achievement of earnings and other performance targets, as determined by the board of directors of ZD Events Inc. Pursuant to the Incentive Plan, in 1998 we granted Mr. Chudnofsky options to acquire up to 300,000 shares of ZD Stock and options to acquire up to 52,500 shares of ZDNet Stock. In 1999, we have granted Mr. Chudnofsky options to acquire up to 27,000 shares of ZD Stock and 18,000 shares of ZDNet Stock.

  Upon certain terminations of employment, we will pay Mr. Chudnofsky his base salary plus his average incentive bonus for the year of termination and the preceding two years for a period ending on the later of the date that is two years after the date of termination or March 31, 2001.

 Timothy C. O'Brien

  We have entered into an employment agreement with Mr. O'Brien, dated as of April 1, 1998, pursuant to which Mr. O'Brien will serve as Vice President, Chief Financial Officer of Ziff-Davis Inc. through March 31, 2001. Pursuant to this agreement, Mr. O'Brien will receive an annual base salary of not less than $490,000 and an annual incentive bonus of $300,000, subject to adjustment and assuming the achievement of earnings and other performance targets, as determined by the board of directors of Ziff-Davis Inc. Pursuant to the Incentive Plan, in 1998 we granted Mr. O'Brien options to acquire up to 150,000 shares of ZD Stock and options to acquire up to 140,000 shares of ZDNet Stock. In 1999, we have granted Mr. O"Brien options to acquire up to 42,000 shares of ZD Stock and 28,000 shares of ZDNet Stock.

  Upon certain terminations of employment, we will pay Mr. O'Brien severance equal to the sum of his then current base salary and his annual incentive compensation, using the average amount of incentive compensation earned in the preceding two calendar years.

 Terri S. Holbrooke

  We have entered into an employment agreement with Ms. Holbrooke, dated as of April 1, 1998, pursuant to which Ms. Holbrooke will serve as President of ZD Brand & Market Services through March 31, 2001. Pursuant to this agreement, Ms. Holbrooke will receive an annual base salary of not less than $420,000 and an annual incentive bonus of $150,000, subject to adjustment and assuming the achievement of earnings and other performance targets, as determined by the board of directors of Ziff-Davis Inc. Pursuant to the Incentive Plan, in 1988 we granted Ms. Holbrooke options to acquire up to 135,000 shares of ZD Stock and options to acquire up to 52,500 shares of ZDNet Stock. In 1999, we have granted Ms. Holbrooke options to acquire up to 42,000 shares of ZD Stock and 28,000 shares of ZDNet Stock.

  Upon certain terminations of employment, we will pay Ms. Holbrooke severance equal to the sum of her then current base salary and her annual incentive compensation, using the average amount of incentive compensation earned in the preceding two calendar years.

 Michael S. Perlis

  We have entered into an employment agreement with Mr. Perlis, dated as of November 6, 1998, pursuant to which Mr. Perlis will serve as President of ZD Publishing through December 31, 2001. Pursuant to this agreement, Mr. Perlis will receive an annual base salary of not less than $650,000 and an annual incentive bonus equal to a percentage of the EBITDA for ZD Publishing above a base amount. Pursuant to the Incentive Plan, in 1998 we granted Mr. Perlis options to acquire up to 250,000 shares of ZD Stock and options to acquire up to 78,750 shares of ZDNet Stock. In 1999, we have granted Mr. Perlis options to acquire 60,000 shares of ZD Stock and 40,000 shares of ZDNet Stock.

  Upon certain terminations of employment, we will pay Mr. Perlis severance equal to the sum of his then current base salary and his annual incentive compensation, using the amount earned in the most recent completed year.

 Larry Wangberg

  We have entered into an employment agreement with Mr. Wangberg, dated as of May 1, 1998, pursuant to which Mr. Wangberg will serve as President and Chief Executive Officer of ZDTV, LLC through July 31, 2001. Pursuant to this agreement, Mr. Wangberg will receive an annual base salary of not less than $500,000 and an annual incentive bonus of $150,000, subject to adjustment and assuming the achievement of earnings and other performance targets, as determined by the board of directors of ZDTV, LLC. Pursuant to the Incentive Plan, in 1998 we granted Mr. Wangberg options to acquire up to 25,000 shares of ZD Stock and options to acquire up to 52,500 shares of ZDNet Stock. In 1999, we granted Mr. Wangberg options to acquire an additional 15,000 shares of ZD Stock and 10,000 shares of ZDNet Stock. Pursuant to a Unit Purchase Agreement with ZDTV, LLC dated March 23, 1999, Mr. Wangberg purchased 6,750,000 Class C Units in ZDTV, LLC for $1,458,333.33.

  Upon certain terminations of employment, we will pay Mr. Wangberg severance equal to the sum of his then current base salary and his annual incentive compensation, using the amount of incentive compensation earned in the preceding calendar year.

                            STOCK PERFORMANCE GRAPH

  SEC rules require proxy statements to contain a performance graph comparing, over a five-year period, the performance of Ziff-Davis Inc.'s common stock with a broad market index and either a published industry or line-of-business index or a graph of peer companies.

  The graph below provides an indicator of cumulative stockholder returns for Ziff-Davis Inc. for the period April 29, 1998 to December 31, 1998 compared with the cumulative total return of the S&P Composite 500 Stock Index and the cumulative total return of a peer group composed of CMP Media Inc., CNET Inc., Meredith Corp., Penton Media Inc., Petersen Companies, Primedia Inc. and Readers Digest Association. The graph assumes a $100 investment in Ziff-Davis Inc. stock at the initial public offering price of $15.50 a share on April 29, 1998, and in the S&P index and in the peer group on the same date.


                             [GRAPH APPEARS HERE]

              CERTAIN RELATIONSHIPS WITH OUR MAJORITY STOCKHOLDERS
                            AND RELATED TRANSACTIONS

Arrangements Between Majority Stockholders and Ziff-Davis Inc.

  We have entered into certain agreements with Softbank governing ongoing business relationships. It is possible that the terms of these agreements are not those that would result from an arm's-length dealing among unrelated parties.

  In July 1997, we entered into a license agreement with SOFTBANK Corp. for SOFTBANK Corp. to operate a localized edition of ZDNet in Japan. Pursuant to the agreement, we paid SOFTBANK Corp. $146,000 on July 9, 1998, in connection with the 1997 launch of the localized edition of ZDNet.

  In April 1998, we entered into a master license agreement with SOFTBANK Corp. for Softbank to produce and distribute Ziff-Davis Inc. publications in Japan. Pursuant to the agreement, SOFTBANK Corp. incurred royalties equal to approximately $709,000 in 1998.

  In April 1998, we entered into a series of agreements with Softbank, including:

  .a trademark license agreement,

  .a technical assistance agreement and

  .an accounting and administrative agreement,

pursuant to which Softbank produces ZD Events Inc. trade shows and conferences in Japan and we provide management and other services for those trade shows and conferences. Total revenue earned by us from such trade shows and conferences agreements was approximately 50% of the pre-tax income generated by such trade shows and conferences, which was $787,000 in 1998.

  In May 1998, we entered into an undertaking with SOFTBANK Corp. whereby SOFTBANK Corp., on behalf of it and its affiliates, agreed that as long as it owns 40% of the voting power in our stock and can elect a majority of the board of directors, it will not expand its operations outside Japan in competition with us without our prior approval which involve:

  . publishing information on computing and Internet-related technology through the media of print, CD-Rom/DVD, Internet and television or

  . producing trade shows, conferences, exhibitions and similar events primarily related to computing and Internet-related technology.

This undertaking does not preclude investments by venture capital funds managed by Softbank which invest in, among other things, computer and Internet-related companies. These funds may be able to co-invest with or compete with us with respect to new investments. In addition, Softbank may also develop new funds in the future which may compete with us for investment opportunities. We have agreed not to compete with Softbank in Japan without the prior approval of SOFTBANK Corp.'s board of directors and have given Softbank the continuing right to license all of our products and services in Japan.

  We entered into a registration rights agreement, dated as of April 1, 1998, in connection with the initial public offering of Ziff-Davis Inc. common stock. The agreement gives Softbank the right to require us to register any or all of the Ziff-Davis Inc. common stock held by it in a public offering pursuant to the Securities Act, and to "piggyback" or include its shares of Ziff-Davis Inc. common stock in any registration of Ziff-Davis Inc. common stock made by us.

The Reorganization

  Prior to our initial public offering in April 1998 (the "IPO"), our businesses were conducted through various indirect subsidiaries of SOFTBANK Corp. and were acquired through a series of acquisitions and internal reorganizations undertaken by Softbank as follows:

  . Softbank acquired the computer technology publishing operations of Ziff-
    Davis Publishing Company, which was renamed Ziff-Davis Inc. and subsequently named ZD Inc., in February 1996 for $1.8 billion in cash,

  . Softbank acquired the SB COMDEX computer-related trade show operations, which was renamed SOFTBANK COMDEX Inc., ("SOFTBANK COMDEX") in April 1995 for $803 million in cash, and

  . Softbank acquired the computer and network-related trade show operations of Ziff-Davis Exposition and Conference Company, which was subsequently renamed SOFTBANK Forums Inc. ("SOFTBANK Forums"), in December 1994 for $127 million in cash.

  Concurrently with the ZD Publishing and ZD Expos acquisitions described above, MAC purchased certain operations and assets of these companies for $302 million and $75 million, respectively (the "MAC Assets"). The MAC Assets consisted of certain publications, international trade shows and the ZDNet business, most of which were still under development. The MAC Assets and related operations were managed by ZD Inc. and ZD Events after their acquisition by MAC and were acquired by us for approximately $370 million in May 1998.

  In October 1997, Softbank combined the businesses of ZD Inc., SOFTBANK COMDEX and SOFTBANK Forums. SOFTBANK Forums and SOFTBANK COMDEX were merged as of December 31, 1997, with the surviving corporation named ZD COMDEX and Forums Inc., which is now ZD Events Inc.

  The amount of intercompany indebtedness converted to equity consisted of:

  . the obligations due to Softbank as of December 31, 1997 other than those repaid with borrowings under our credit facility and the proceeds of our offering of senior subordinated notes and

  . a $94.2 million note which matures on February 28, 2009.

At an initial public offering price of $15.50 per share, the value of the capitalized intercompany indebtedness was equal to 59.9 million shares of Ziff-Davis Inc. common stock.

  In addition, we exchanged 580,645 shares of Ziff-Davis Inc. common stock, valued at the initial public offering price, and $100,000 in funds for approximately $9.1 million of fixed assets from Kingston Technology Company. Kingston Technology is a subsidiary of SOFTBANK Kingston Inc., which in turn is a wholly owned subsidiary of SOFTBANK Holdings. We subsequently leased back the assets we received in this exchange to Kingston Technology and on May 4, 1998, Kingston Technology transferred the shares of common stock to SOFTBANK Kingston.

  At the time of the IPO, we reorganized our structure so that:

  . All of the stock of the corporations owning our publishing and events businesses, ZD Inc. and ZD Events Inc., was contributed to Ziff-Davis Inc. in exchange for approximately 72% of common stock.

  . We purchased certain operations owned by MAC but managed by our publishing business, including certain publications, international trade shows and ZDNet.

  . We entered into a $1.35 billion credit facility with a group of financial institutions and borrowed $1.25 billion under that facility.

  . Approximately $909 million of our obligations to SOFTBANK Corp. were converted to equity.

  . We repaid approximately $1.6 billion of our obligations to Softbank.

Certain Related Party Transactions

  We are a member of a group of companies affiliated through common ownership under SOFTBANK Corp. Accordingly, we have had various transactions and have various relationships with members of the group, including SOFTBANK Corp.'s wholly owned U.S. subsidiary, SOFTBANK Holdings. It is possible that the terms of the various transactions are not those that would result from an arm's-length dealing among unrelated parties.

  In December 1994, as part of the acquisition of ZD Expos, MAC purchased a portion of the trade show assets for $45 million and its parent company, Son Kosan Ltd., purchased an additional portion for $30 million. At that time, SOFTBANK Forums and Son Kosan Inc. entered into a management agreement pursuant to which SOFTBANK Forums agreed to provide management services with respect to certain Son Kosan operations in Japan, France and Germany. SOFTBANK Forums earned approximately $0.8 million, $1.7 million and $2.6 million for such services for the years ended December 31, 1995, 1996 and 1997 respectively. Son Kosan's trade show assets were sold to SOFTBANK Forums for $10 million in January 1997 and certain of MAC's trade show assets were contributed to ZD Events as part of the reorganization.

  In February 1996, as part of the acquisition of ZD Publishing, MAC purchased certain publishing assets for $302 million in cash. At that time, we entered into a management agreement with MAC pursuant to which we agreed to provide management services with respect to the purchased assets. We earned approximately $2 million for such services for each of the years ended
December 31, 1996 and 1997 and $667,000 in 1998, respectively. Of these assets, a portion was transferred to us for $100 million as of October 31, 1997 and the balance was sold to us for $270 million concurrently with our IPO. The purchase price for the assets sold to ZD Inc. was not more than fair market value as determined by an independent appraiser.

  We entered into a series of license and syndication agreements with Softbank pursuant to which Softbank was granted the license to publish or use in Japan certain materials from certain publications, including PC Week, Computer Shopper, PC/Computing, Computer Gaming World and PC Magazine. We earned approximately $963,948 and $1,817,986 in connection therewith for the years ended December 31, 1996 and 1997, respectively. Such agreements were combined into the master license agreement described above.

  We advanced funds for the account of MAC in managing the MAC Assets and ZDTV, bearing interest at the 30-day LIBOR rate plus .50%; subject to periodic reimbursement by MAC. Such advances totaled $68.2 million, $71.6 million and $55.2 million in 1996, 1997 and 1998, respectively. The remaining outstanding amount as of December 31, 1997 of $42.6 million was reimbursed in May 1998, in connection with our reorganization.

  During 1997 and 1998, we entered into an operating lease with GE Capital Corp. for certain television production equipment that we subleased to ZDTV on similar terms. The total amount of leased equipment did not exceed $10 million.

  During 1996, 1997 and 1998, we recorded revenue of approximately $.9 million, $2.7 million and $3.1 million, respectively, from sales of advertising space and trade show services to Kingston Technology, an 80%-owned Softbank partnership. These services were provided under terms consistent with those provided to unaffiliated customers. Concurrently with the initial public offering in April 1998, we entered into a sale-leaseback transaction with Kingston Technology.

  In 1997, we had an arrangement with SOFTBANK Interactive Marketing Inc. ("SOFTBANK Interactive"), a 65.3%-owned Softbank subsidiary, for it to be ZDNet's advertising sales representative. We paid SOFTBANK Interactive approximately $0.6 million and $1.8 million in commissions for the years ended December 31, 1996 and 1997, respectively. Effective December 31, 1997, SOFTBANK Interactive was acquired by an unrelated third party and we terminated our representation agreement with SOFTBANK Interactive.

  During 1996, 1997 and 1998, we were party to a joint venture agreement with Softbank pursuant to which we managed all ZD Events Inc. trade shows and conferences conducted outside the U.S. We earned approximately $3.4 million, $4.0 million and $1.1 million for such services for the years ended December 31, 1996, 1997 and 1998, respectively.

  During 1996, 1997 and 1998, we incurred $2 million, approximately $1.6 million and $0.3 million, respectively, in advertising expenses with Yahoo! Inc., which is approximately 30.1% owned by Softbank. Mr. Yang, one of our directors, is a co-founder and Chief Yahoo, and Mr. Hippeau, our Chief Executive Officer, is a director of Yahoo! Inc.

  During 1996 to 1997, we issued notes payable to Softbank in an aggregate principal amount of $2.5 billion as of December 31, 1997, principally for indebtedness incurred in the acquisition of ZD Exposition and Conference Company, SB COMDEX and ZD Publishing. In the course of our reorganization and initial public offering, all but $83.1 million of these notes were either repaid or converted into equity.

  As part of the acquisition by our former owner in 1994, we agreed to assume certain obligations to management arising out of prior employment arrangements with Ziff Communications Company. In 1995 and immediately after the end of the 1996 calendar year, under such arrangements we paid approximately $29.7 million to Mr. Hippeau, our Chairman and CEO and one of our directors, and approximately $1.0 million to Mr. Sheer, our Chief Internet Strategist.

  Prior to the IPO, we participated in the Softbank cash management program for its U.S. operations. Under this program we periodically transferred excess cash to SOFTBANK Holdings and in turn received cash advances from SOFTBANK Holdings to fund our short-term working capital requirements. Interest was accrued based on the net balance outstanding at the end of each month. Interest income was earned at the 30-day LIBOR rate. Interest expense was incurred at such rate plus .50%. As of December 31, 1996 and 1997, such net cash transfers from us to SOFTBANK Holdings amounted to $41.3 million and $76.5 million, respectively. We have not participated in this program since our initial public offering.

  During 1997, we were a guarantor under SOFTBANK Holdings' $150 million loan agreement with The Bank of New York. As of December 31, 1997, $102.5 million was outstanding under this agreement, bearing interest at a weighted average rate of 6.5% per year. In March, 1998 this agreement was amended and restated to increase the loan amount to $450 million. Under the amended agreement, we were a guarantor under SOFTBANK Holdings' $450 million credit facility with The Bank of New York, as agent, The Bank of New York and Morgan Stanley Senior Funding, Inc., as lenders, and certain affiliate guarantors. Concurrently with the initial public offering of our existing common stock, we repaid obligations due to SOFTBANK Holdings and SOFTBANK Holdings used a portion of such proceeds to prepay the loans under the credit facility and the guarantees were terminated.

  SOFTBANK Holdings and its subsidiary, SOFTBANK Holdings Delaware, agreed to act as guarantors for payments under our lease for our new headquarters located at 28 East 28th Street, New York, New York. In addition, the various intercompany loans from SOFTBANK Holdings Delaware to us were subordinated to the lease agreement. In accordance with the terms of these agreements, those arrangements were terminated at the time of our reorganization.

  From 1997 to date, we have participated in a global insurance program implemented by SOFTBANK Holdings. The total amount of insurance expenses allocated to us for the period from August 1, 1997 to July 30, 1999 does not exceed $1.4 million.

  On May 14, 1998, SOFTBANK Kingston sold 50,000 shares of Ziff-Davis Inc. common stock to an unrelated third party.

  On May 28, 1998, the U.S. underwriters for the IPO exercised their option to purchase two million additional shares of Ziff-Davis Inc. common stock to cover over-allotments. We purchased the additional shares from SOFTBANK Holdings resulting in no change to the total number of shares outstanding.

  On December 29, 1998, SOFTBANK Kingston sold 30,000 shares of Ziff-Davis Inc. common stock to an unrelated third party. On December 31, 1998, SOFTBANK Holdings contributed 71,619,355 shares of Ziff-Davis Inc. common stock to SOFTBANK America Inc., an affiliate of SOFTBANK Corp. On March 12, 1999, SOFTBANK Kingston sold 500,000 shares of Ziff-Davis Inc. common stock to an unrelated third party.

  On January 29, 1999, Ziff-Davis Inc. granted options to a number of employees in connection with the cancellation of corresponding options to purchase stock of SOFTBANK Corp. In connection with these grants, an affiliate of SOFTBANK Corp. has agreed with Ziff-Davis Inc. that, if and when any of these options are exercised, (1) that affiliate will cause the shares of Ziff-Davis Inc. common stock issuable upon such exercise to be supplied to Ziff-Davis and (2) Ziff-Davis will deliver to that affiliate or its designee the exercise price paid upon such exercise. Thus, the exercise of these options will not increase the number of shares of Ziff-Davis Inc. common stock outstanding or Ziff-Davis Inc.'s stockholders' equity. However, Ziff-Davis Inc. expects to recognize compensation expense for accounting purposes of approximately $3,018,000 million over three years as a result of these grants. An affiliate of SOFTBANK Corp. has agreed to reimburse Ziff-Davis Inc. for any compensation expense recognized by it for accounting purposes as a result of such grants. Any such reimbursement would likely not be treated as income for accounting purposes, but would restore Ziff-Davis Inc.'s stockholders' equity to the level it would have been in the absence of such expense. Each reimbursement will be credited to our ZD division or ZDNet division, as appropriate, to reflect the amount of expense appropriate to ZD or ZDNet.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

  The following table sets forth, as of April 20, 1999, certain information with respect to each person or entity which beneficially owns more than five percent of the outstanding shares of (a) ZD Stock or (b) ZDNet Stock.

                                    Number of              Number of
                                    shares of  Percent of  shares of  Percent of
Beneficial Owner                     ZD stock    Class    ZDNet stock   Class
----------------                    ---------- ---------- ----------- ----------
SOFTBANK America(1)................ 71,619,355    69.5%         0          *%
SOFTBANK Holdings(2)............... 71,620,000    69.5          0          *
SOFTBANK Corp.(3).................. 71,620,000    69.5          0          *
Masayoshi Son(4)................... 71,620,000    69.5          0          *

-----------
*Less than one percent.

(1) SOFTBANK America's address is 10 Langley Road, Suite 403, Newton Center, MA 02459.
(2) Includes shares owned by SOFTBANK America and 500,645 shares owned by SOFTBANK Kingston Inc., all of which may be deemed to be beneficially owned by SBH. SOFTBANK Holding's address is 10 Langley Road, Suite 403, Newton Center, MA 02459.
(3) Includes shares owned by SOFTBANK America and SOFTBANK Kingston Inc., all of which may be deemed to be beneficially owned by SOFTBANK Corp. SOFTBANK Corp.'s address is 24-1 Nihonbashi-Hakozakicho, Chuo-ku, Tokyo 103, Japan.
(4) Includes shares owned by SOFTBANK America and SOFTBANK Kingston Inc., all of which may be deemed to be beneficially owned by Mr. Son (who owns 42.2% of SOFTBANK Corp. and is its President). Mr. Son's address is c/o SOFTBANK Corp., 24-1 Nihonbashi-Hakozakicho, Chuo-Ku, Tokyo 103, Japan.

  As a result of its beneficial ownership of common stock, Softbank is able to influence significantly matters affecting Ziff-Davis Inc. Softbank is able to elect all members of the Board and to control those actions that require the approval of holders of a majority of the voting stock of Ziff-Davis Inc., including amendments to our charter and approval of any business combinations.

Directors and Officers

  The following table sets forth, as of April 20, 1999, certain information with respect to the beneficial ownership of ZD Stock, ZDNet Stock and the common stock of SOFTBANK Corp. by (1) each executive officer named in the Summary Compensation Table, (2) each director of Ziff-Davis Inc. and (3) all executive officers and directors of Ziff-Davis Inc. as a group.

                                                                     Number of
                                                                     shares of
                                                Number of              common
                          Number of             shares of            stock  of
                          shares of  Percent of   ZDNet   Percent of  SOFTBANK  Percent of
Beneficial Owner(1)        ZD Stock    Class      Stock     Class     Corp.(2)    Class
-------------------       ---------- ---------- --------- ---------- ---------- ----------
Eric Hippeau(3).........      97,608     *%       7,500       *%         32,068     * %
Jason E. Chudnofsky(3)..      60,000     *        7,500       *          14,537     *
Timothy C. O'Brien(3)...      40,000     *            0       *          11,603     *
Claude P. Sheer(4)......      42,000     *          500       *               0     *
Terri S. Holbrooke(4)...      28,000     *          500       *               0     *
Daniel L. Rosensweig....      30,600     *            0       *           3,137     *
Masayoshi Son(5)........  71,620,000    69.4          0       *      43,760,748    42.2
Yoshitaka Kitao.........           0     *            0       *         118,747     *
Ronald D. Fisher(6).....      45,000     *        8,200       *         274,450     *
Jonathan D. Lazarus(7)..      39,000     *        7,500       *               0     *
Jerry Yang(8)...........      18,300     *            0       *               0     *
Officers and directors
 as a group.............  72,149,459    70.0     35,200       *      44,220,384    42.6

-----------
 *  Less than one percent.
(1) The percentage of ownership is based on (a) 103,158,971 shares of ZD Stock and 12,100,000 shares of ZDNet Stock outstanding on the date referenced above and (b) 103,694,929 shares of common stock of SOFTBANK Corp. outstanding as of December 10, 1998. Shares of common stock subject to options which are currently exercisable or exercisable within 60 days of the date referenced above, are deemed outstanding for computing the percentages of the person holding such options, but are not deemed outstanding for computing the percentages of any other person. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.
(2) Includes options granted in 1996 and 1997 to purchase common stock of SOFTBANK Corp. under the SOFTBANK Group Executive Stock Option Plans.
(3) Both a director and an executive officer named in the Summary Compensation Table.
(4) An executive officer named in the Summary Compensation Table.
(5) Includes shares owned by SOFTBANK America and SOFTBANK Kingston Inc., all of which may be deemed to be beneficially owned by Mr. Son.
(6) Including shares owned by 1995 Fisher Family Trust.
(7) Including shares owned by Lazarus Family Investments LLC, all of which may be deemed to be beneficially owned by Jonathan D. Lazarus, a member of such LLC.
(8) Including shares owned by Red Husky Foundation.

                   PROPOSAL 1--ELECTION OF CLASS I DIRECTORS

  At this Annual Meeting, three nominees in Class I are up for election. These nominees are Jason E. Chudnofsky, Ronald D. Fisher and Jonathan D. Lazarus, all of whom have been a director of Ziff-Davis Inc. since our IPO in April 1998.

 The Board recomends that you vote "FOR" the nominees for the Class I Directors

       PROPOSAL 2--RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  A proposal will be presented at the meeting to ratify the appointment by the Board, on the recommendation of its audit committee, of PricewaterhouseCoopers as independent public accountants for Ziff-Davis Inc. for the fiscal year ending December 31, 1999. PricewaterhouseCoopers has audited Ziff-Davis Inc.'s accounts since March 1, 1996. PricewaterhouseCoopers has advised Ziff-Davis Inc. that during such period neither the firm nor any of its members has or has had any direct or materially indirect financial interest in Ziff-Davis Inc. or any of its subsidiaries. A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting. Such representative will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

The Board recommends that you vote "FOR" the ratification of the appointment of
  PricewaterhouseCoopers as independent public accountants for Ziff-Davis Inc.
                   for fiscal year ending December 31, 1999.


                   MANNER AND EXPENSES OF SOLICITING PROXIES

  Because many of our stockholders are unable to attend the Annual Meeting, the Board solicits proxies so that each stockholder has the opportunity to vote on the proposals to be considered at the Annual Meeting.

  Ziff-Davis Inc. will bear the costs of soliciting proxies. In addition to the solicitation of proxies by use of the mails, some of the officers, directors and other employees Ziff-Davis Inc. may also solicit proxies personally or by mail, telephone or telegraph, but they will not receive additional compensation for such services. Brokerage firms, custodians, banks, trustees, nominees or other fiduciaries holding shares of common stock in their names will be reimbursed for their reasonable out-of-pocket expenses in forwarding proxy material to their principals. We have retained Morrow & Co., Inc. to assists us in soliciting proxies, and have agreed to pay them a fee of approximately $4,000 (plus out-of-pocket expenses.)

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

  If you intend to present any stockholder proposals at our 2000 Annual Meeting of Stockholders currently expected to be held on or about May 27, 2000, the proposals must be received by Ziff-Davis Inc. at our principal executive offices located at 28 East 28th Street, New York, NY 10016 by January 27, 2000 and must be in compliance with applicable Securities and Exchange Commission regulations to be included in Ziff-Davis Inc.'s proxy statement and related proxy materials to be used in connection with our 2000 Annual Meeting.

  Any stockholder proposals you submit outside the proxy process must comply with Ziff-Davis Inc.'s advance notice procedure as set forth in our by-laws. This procedure requires stockholders to deliver to Ziff-Davis Inc., at our principal executive offices located at 28 East 28th Street, New York, NY 10016, notice of any proposal to be presented or of a candidate to be nominated for election as a director of Ziff-Davis Inc. not less than 60 nor more than 90 days prior to the date of the annual or special meeting, as the case may be. However, if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 70 days prior to the date of the meeting, such advance notice shall be given not more than 10 days after such date is first so announced or disclosed. Accordingly, if you or any stockholder fails to act in compliance with the notice provisions you will not be able to nominate directors or propose new business.

   The notice must state the stockholder's name, address, and number of ZD Stock and ZDNet Stock shares held, and fully describe the business to be brought before the meeting. The notice must include all other information that would be required to be filed with the Securities and Exchange Commission, if with respect to the proposed business, the stockholder was a participant in a solicitation subject to Section 14 of the Securities Exchange Act of 1934. If the notice pertains to the nomination of a candidate for election as a director, it must include the consent of the nominee to serve as a director of Ziff-Davis Inc. if elected.

                                 OTHER MATTERS

  Ziff-Davis Inc. has not received notice from any stockholder of its intention to bring a matter before the Annual Meeting. At the date of this Proxy Statement, the Board does not know of any other matter to come before the meeting other than the matters set forth in the Notice of Meeting. However, if any other matter, not now known, properly comes before the meeting, the persons named on the enclosed proxy will vote said proxy in accordance with their best judgment on such matter. Shares represented by any proxy will be voted with respect to the proposals outlined above in accordance with the choices specified therein or in favor of any proposal as to which no choice is specified.

  The Annual Report to Stockholders was mailed together with this Proxy Statement to stockholders beginning April 27, 1999.

  Ziff-Davis Inc. will provide, without charge, a copy of its Annual Report to the Securities and Exchange Commission on Form 10-K for fiscal 1998, including the financial statements and the schedules thereto. All such requests should be directed to J. Malcolm Morris, Secretary, Ziff-Davis Inc., 28 East 28th Street, New York, New York 10016.

  It is important that your proxy be returned promptly. Therefore, whether or not you plan to attend the Annual Meeting in person, you are requested to return your proxy by dating, signing and mailing it in the enclosed envelope to which no postage need be affixed if mailed in the United States. The proxy may be revoked at any time by you before it is exercised. If you attend the meeting in person, you may withdraw any proxy and vote your own shares.


                                                        By Order of the Board
                                                        of Directors

                                                        /s/ Eric Hippeau

                                                        Eric Hippeau
April 27, 1999